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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2 )*


                         FLEXTRONICS INTERNATIONAL LTD.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 ORDINARY SHARES
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   Y2573F 10 2
               --------------------------------------------------
                                 (CUSIP Number)







*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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                                 SCHEDULE 13G

---------------------------------              --------------------------------
CUSIP NO.        Y2573F 10 2                             PAGE 2 OF 5 PAGES
---------------------------------              --------------------------------

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       NAME OF REPORTING PERSON
  1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       RICHARD L. SHARP

       ###-##-####
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       CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
  2    (A)  / /
       (B)  /X/

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  3    SEC USE ONLY


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  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       UNITED STATES
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                     5   SOLE VOTING POWER   :  721,894 SHARES OF WHICH 36,375
                         SHARES ARE SUBJECT TO OPTIONS THAT ARE EXERCISABLE
      NUMBER             WITHIN 60 DAYS OF FEBRUARY 15, 1997.
        OF
                   ------------------------------------------------------------
      SHARES         6   SHARED VOTING POWER   225,000 SHARES ARE
   BENEFICIALLY          BENEFICIALLY OWNED BY BETHANY LIMITED PARTNERSHIP OF
      OWNED              WHICH MR. SHARP IS THE GENERAL PARTNER.

                   ------------------------------------------------------------
        BY           7   SOLE DISPOSITIVE POWER    721,894 SHARES OF WHICH
       EACH              36,375 SHARES ARE SUBJECT TO OPTIONS THAT ARE
                         EXERCISABLE WITHIN 60 DAYS OF FEBRUARY 15, 1997.
    REPORTING
                   ------------------------------------------------------------
      PERSON         8   SHARED DISPOSITIVE POWER   225,000 SHARES ARE
       WITH              BENEFICIALLY OWNED by BETHANY LIMITED PARTNERSHIP OF
                         WHICH MR. SHARP IS THE GENERAL PARTNER.

-------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       946,894
-------------------------------------------------------------------------------
  10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       / /

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  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       6.9%
-------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IN

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                                                             Page 3 of 5

ITEM 1.

      (a)   Name of Issuer:

            Flextronics International Ltd.

      (b)   Address of Issuer's Principal Executive Offices:

            514 Chai Chee Lane #04-13
            Bedok Industrial Estate
            Singapore 1646

ITEM 2.

      (a)   Name of Person Filing:

            Richard L. Sharp

      (b)   Address of Principal Business Office:

            c/o Circuit City Stores
            9950 Mayland Drive
            Richmond, Virginia  23233

      (c)   Citizenship:

            United States

      (d)   Title of Class of Securities:

            Ordinary Shares

      (e)   CUSIP Number:

            Y2573F 10 2

ITEM 3.

            Not applicable.

ITEM 4.     OWNERSHIP

      (a)   Amount Beneficially Owned:    946,894 ORDINARY SHARES

      (b)   Percent of Class:       6.9%

      (c)   Number of shares as to which such person has:

            (i)   sole power to vote or direct the vote:  721,894

            (ii)  shared power to vote or direct the vote:  225,000

            (iii) sole power to dispose or to direct the disposition of:
                  721,894

            (iv)  shared power to dispose or to direct the disposition of:
                  225,000
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                                                                Page 4 of 5

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            The Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities [ ].

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

            Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION MEMBERS OF THE GROUP

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP

            Not applicable.

ITEM 10.    CERTIFICATION

            By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.
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                                                             Page 5 of 5


                                  SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 17, 1997
                                 By: /s/ RICHARD L. SHARP
                                    --------------------------------
                                        Richard L. Sharp